Exhibit 99.1

For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

Carrols Corporation Reports Preliminary First Quarter 2006 Financial Results

Syracuse, New York (May 18, 2006) – Carrols Corporation (the “Company”) reported certain preliminary financial results for its first quarter ended March 31, 2006. The Company noted that the reported results are estimated and remain subject to change pending the completion of its 2005 annual audit and a restatement of its prior period financial statements as previously disclosed and as further discussed below.

Total revenues for the first quarter of 2006 increased 7.7% to $182.5 million from $169.5 million in the first quarter of 2005. Revenues from the Company’s Hispanic restaurant brands increased 10.9% to $93.8 million in the first quarter of 2006 compared to $84.6 million in the first quarter of 2005.

The Company has continued to expand its Hispanic restaurant brands, and at the end of the first quarter of 2006, it was operating a total of 206 restaurants under the Pollo Tropical and Taco Cabana brand names. Sales have grown from the continued expansion of both brands, as well as continued sales increases from existing restaurants. Since the end of the first quarter of 2005, the Company opened six new Pollo Tropical restaurants and added ten Taco Cabana restaurants (including four acquired from a franchisee). In the first quarter of 2006, it opened one new Taco Cabana restaurant and opened its first Pollo Tropical restaurant in the New York/New Jersey market. Comparable Hispanic brand restaurant sales also continued to increase and were up 4.5% in the first quarter of 2006 for Pollo Tropical and 2.4% for Taco Cabana compared to the first quarter of 2005.

Revenues from the Company’s Burger King restaurants increased 4.5% to $88.7 million in the first quarter of 2006 from $84.9 million in the first quarter of 2005. Comparable Burger King restaurant sales increased 6.9% in the first quarter of 2006 compared to the first quarter of 2005, offset in part by the closing of thirteen restaurants in 2005 and two restaurants in the first quarter of 2006. At the end of the first quarter of 2006, the Company was operating a total of 334 Burger King restaurants.

The Company reported that estimated segment EBITDA (segment earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense) for its Hispanic Brands was $15.2 million in the first quarter of 2006 compared to $14.6 million in the first quarter of 2005, an increase of 4.5%. Segment EBITDA for the Company’s Burger King restaurants increased 19.5% in the first quarter of 2006 and was $6.7 million compared to $5.6 million in the first quarter of 2005.

The Company indicated that operating results for all three brands improved based on increases in sales. Operating margins were up slightly, although they were impacted by higher utility costs, which as a percentage of revenues, increased .6% over the first quarter of last year.

The Company indicated that during the first quarter of 2006 it continued to reduce its outstanding senior secured borrowings. The total principal amount outstanding under the Company’s senior credit facility decreased from $211.8 million at December 31, 2005 to $202.8 million at March 31, 2006 including a voluntary prepayment in the first quarter of 2006 of $8.5 million principal amount of its term loan borrowings. Proceeds from sale/leaseback transactions, primarily for new units built over the past year, were approximately $9.4 million in the first quarter of 2006.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Restatement of Financial Statements

As previously reported, the Company appointed Deloitte & Touche LLP as its new independent registered public accounting firm in October 2005, and has been reviewing its accounting with respect to sale/leaseback transactions from 2000 and earlier years that are recorded as lease financing obligations in its financial statements, particularly with regards to depreciation and interest expense. As also reported, the Company has concluded that it is necessary to restate its historical financial statements. As a result, the Company has delayed the filing of its Annual Report on Form 10-K for 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 2, 2005 and April 2, 2006 with the Securities and Exchange Commission (the “SEC”) until it resolves this with the involvement of Deloitte & Touche LLP and with consultation from its former independent registered public accounting firm, PricewaterhouseCoopers LLP. The Company has also been in consultation with the SEC with respect to certain of these accounting matters and expects guidance in the near-term.

The Company does not believe that any of these adjustments, or potential adjustments, would have any effect on the Company’s cash position or its compliance with financial covenants under either the Company’s senior credit facility or its 9% Senior Subordinated Notes.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 542 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 334 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise over 200 restaurants. Carrols owns and operates 138 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises three Taco Cabana restaurants. Carrols also owns and operates 70 Pollo Tropical restaurants in south and central Florida and franchises 26 Pollo Tropical restaurants in Puerto Rico (22 units), Ecuador (2 units) and Florida (2 units).

This report contains certain forward-looking statements and estimates that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in the Company’s filings with the Securities and Exchange Commission.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Three Months Ended March 31, (1)
	2006	2005
Revenues:
Burger King restaurants	$88,717	$84,886
Pollo Tropical restaurants	38,307	34,161
Taco Cabana restaurants	55,189	50,091
Franchise royalty revenues and fees	330	378

Total revenues	182,543	169,516

Cost of sales:
Burger King restaurants	23,297	22,920
Pollo Tropical restaurants	12,606	11,381
Taco Cabana restaurants	16,010	14,537

Total cost of sales	51,913	48,838

Restaurant wages and related expenses:
Burger King restaurants	28,490	27,999
Pollo Tropical restaurants	9,523	7,937
Taco Cabana restaurants	15,729	14,139

Total restaurant wages	53,742	50,075

Other Segment Expenses:
Restaurant rent expense	9,298	9,168
Advertising expense	6,912	6,563
Other restaurant operating expenses	26,448	24,196
General and administrative (2)	12,292	10,487

Estimated Segment EBITDA: (3)
Burger King	$6,705	$5,611
Pollo Tropical	7,607	7,321
Taco Cabana	7,626	7,257

Total	$21,938	$20,189

Change in Comparable Restaurant Sales: (4)
Burger King	6.9%	5.0%
Pollo Tropical	4.5%	10.6%
Taco Cabana	2.4%	5.5%

	At 3/31/06	At 12/31/05
Total Debt excluding Lease Financing Obligations (5)	$384,543	$393,696

(1)	The Company uses a 52-53 week fiscal year convention. For convenience, all references to the three months ended April 2, 2006 and April 3, 2005 will be referred to as the three months ended March 31, 2006 and March 31, 2005.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

(2)	General and administrative expenses are presented here consistent with the Company’s measurement of segment EBITDA which excludes stock-based compensation expense. Stock-based compensation expense was $ 0 and $.1 million, respectively, for the three months ended March 31, 2006 and 2005.
(3)	Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense. The Company is reviewing its accounting with respect to depreciation and interest expense associated with lease financing obligations and, as previously disclosed, has concluded that a restatement of its financial statements is necessary for periods ended prior to and including June 30, 2005. The Company does not believe that segment EBITDA will be materially affected by these adjustments; however, the segment results reported herein are estimated and remain subject to change pending the completion of the restatement, the Company’s 2005 audit and the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 2, 2005 and April 2, 2006 with the SEC.
(4)	The change in comparable restaurant sales is calculated using only those restaurants open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).
(5)	Total debt excluding lease financing obligations at March 31, 2006 consisted of $180.0 million of 9% Senior Subordinated Notes outstanding, $202.8 million principal amount of outstanding term loan borrowings under the Company’s Senior Credit Facility and $1.8 million related to outstanding capital lease obligations. Total debt at December 31, 2005 consisted of $180.0 million of 9% Senior Subordinated Notes outstanding, $211.8 million principal amount of outstanding term loan borrowings under the Company’s Senior Credit Facility and $1.9 million related to outstanding capital lease obligations.

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Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616